EXHIBIT 99.3

CONTACT:
George B. Sundby
Executive Vice President and
Chief Financial Officer
ABM Industries Incorporated
(415) 733-4000

ABM INDUSTRIES INCORPORATED AUTHORIZES BUYBACK OF UP TO TWO MILLION SHARES OF COMPANY STOCK

     SAN FRANCISCO, March 7, 2005— The Board of Directors of ABM Industries Incorporated (NYSE:ABM) today authorized the repurchase of up to two million shares of ABM’s outstanding common stock at any time through October 31, 2005. The authorized purchases would at most approximate four percent of the 49.7 million shares of ABM common stock outstanding on February 28, 2005. The Company’s stock closed today at $18.85.

     Purchases would be made from time-to-time through brokers and dealers on the New York Stock Exchange or in privately negotiated transactions with nonaffiliated stockholders. The Company stated that the Board of Directors considers such purchases to be a prudent investment by the Company.

     ABM Industries Incorporated is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2004 revenues in excess of $2.4 billion and more than 73,000 employees, ABM provides janitorial, parking, security, engineering, lighting and mechanical services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial, Ampco System Parking, ABM Security Services, which includes American Commercial Security Services (ACSS) and Security Services of America (SSA), ABM Facility Services, which includes ABM Engineering and CommAir Mechanical, and Amtech Lighting.